Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Splunk Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share, reserved for issuance pursuant to the Splunk Inc. 2022 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	13,483,084	$87.73	$1,182,870,959.32	0.0000927	$109,652.14
Total Offering Amounts					$1,182,870,959.32		$109,652.14
Total Fee Offsets							–
Net Fee Due							$109,652.14

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Splunk Inc. 2022 Equity Incentive Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)	Represents (i) 10,124,096 shares of the Registrant’s Common Stock reserved for future issuance under the 2022 Plan and (ii) 3,358,988 shares of the Registrant’s Common Stock that are currently subject to awards granted under the Company’s 2012 Equity Incentive Plan, or the Company’s 2022 Inducement Plan, and will become available for issuance under the 2022 Plan to the extent such awards expire or otherwise terminate without having been exercised or issued in full.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h), based on the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on June 14, 2022.